 Exhibit (l)(1)

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement No. 333-194100 on Form N-4 of our report dated April 4, 2024, relating to the statutory-basis financial statements of Empower Life & Annuity Insurance Company of New York. We also consent to the reference to us under the heading "Independent Auditor" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
April 19, 2024